Exhibit 99.1

Track Group Reawarded Marion County Community Corrections Monitoring Contract

NAPERVILLE, Illinois – Track Group, Inc. (OTCQB: TRCK), a global leader in providing community corrections agencies with offender tracking and monitoring services, today announced that Marion County’s Advisory Board has approved and signed a multi-year contract for the Company to continue providing the Agency with products and services for offenders valued at approximately $22 Million across the full range of sentences under the Agency’s oversight.

"This achievement marks a significant milestone for Track Group and particularly for our dedicated team in Indianapolis, showcasing the exceptional collaboration we've fostered with Marion County, Indiana," stated Derek Cassell, CEO of Track Group. "We take immense pride in our enduring partnership with Marion County, which reaffirms our dedication to delivering excellence and innovative solutions to meet the evolving needs of all of the government agencies we serve.”

Track Group has worked with Marion County Community Corrections since 2008.  The electronic monitoring program is one of several cost-effective options the County uses to provide additional supervision, structure, and services for monitored individuals residing in the community so they are less likely to recidivate during reintegration.

For more information about this contract award or any monitoring products and services offered by Track Group, contact AJ Gigler at 877-260-2010.

About Track Group (trackgrp.com)Track Group designs, manufactures, and markets location-tracking devices and develops and sells a variety of related software, services, accessories, networking solutions, and monitoring applications for the criminal justice market. The Company’s products and services are designed to empower professionals in security, law enforcement, corrections and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

Media Contact: AJ Gigler, Track Group 877-260-2010 aj.gigler@trackgrp.com

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results.  Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to realize the anticipated benefits and value of the agreement to provide Marion County with products and services for offenders.

For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.